EXHIBIT 10.92

DIRECTOR COMPENSATION

(NON-EMPLOYEE DIRECTOR FEES)

The following sets forth the fees and other payments that directors who are not employees of Franklin Resources, Inc. (“Franklin”) are entitled to receive as members of the Board of Directors (the “Board”).

Effective January 1, 2005, directors who are not Franklin employees are entitled to receive $12,500 per quarter, plus $3,000 per meeting and expect to receive an annual stock grant valued at $75,000 (rounded up to the nearest whole share) on the date of the annual organizational meeting of the Board in each fiscal year. In addition to a per committee meeting fee of $1,500 paid to directors who serve on Board committees, Chairpersons of the Compensation Committee and the Corporate Governance Committee receive $1,250 per quarter and the Chairperson of the Audit Committee receives $2,500 per quarter. In addition, the Company has a policy of reimbursing certain health insurance coverage for a director who is retired from other employment and is not otherwise eligible for group health coverage under Franklin’s group health plan or any other company’s health plan. Franklin will reimburse the cost of health insurance coverage comparable to that provided to Franklin employees. The Company also reimburses directors for certain expenses incurred in connection with attending Board and committee meetings and other company related events, including travel, hotel accommodations, meals and other incidental expenses.

Franklin also allows directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock or Franklin Templeton mutual funds, as applicable. The terms of any such deferred payment arrangements are set forth in separate agreements or other documentation between Franklin and the particular directors.